Exhibit 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President - Investor Relations, 303-312-8155

Bill Barrett Corporation Reports First Quarter 2011 Results

DENVER – May 3, 2011 – Bill Barrett Corporation (NYSE: BBG) today reported first quarter 2011 operating results highlighted by:

•	Natural gas and oil production growth, up 7% to 23.2 Bcfe compared with the first quarter of 2010

•	Discretionary cash flow of $104.7 million or $2.24 per diluted common share

•	Net income of $15.2 million or $0.33 per diluted common share and adjusted net income of $19.1 million or $0.41 per diluted common share

Chairman, Chief Executive Officer and President Fred Barrett commented: “The first quarter is highlighted by completion of our first post-EIS wells in West Tavaputs, where production is already up more than 50% year-to-date. First quarter results also highlight our strong margins and realized prices, supported by continued growth in oil and natural gas liquids revenue. Our first quarter pre-hedge realized natural gas price was $5.61 per thousand cubic feet (“Mcf”) compared with an average regional natural gas price of $3.83 per million British thermal units (“MMBtu”). Since quarter-end, we have also added a second rig in each of Gibson Gulch and Blacktail Ridge, further driving higher margin liquids production.

“We are on track to meet production guidance delivering 10% to 14% growth in 2011 and to position the Company for 20%-plus growth in 2012. Looking ahead, we are excited about several exploration prospects that we intend to test during the next three quarters. We will remain focused on cost discipline and will continue to pursue growth through acquisitions.”

First quarter 2011 natural gas and oil production totaled 23.2 billion cubic feet equivalent (“Bcfe”), up 7% from 21.7 Bcfe in the first quarter of 2010, including a 4% increase in natural gas production and a 61% increase in oil production. Production growth was predominantly from the liquids-rich Gibson Gulch program in the Piceance Basin and oil development at Blacktail Ridge in the Uinta Basin. Sequentially, daily production was down 2%, and the Company is on-track for its full year guidance of 106 to 110 Bcfe. Including the effects of the Company’s hedging activities and natural gas liquids recovery, the average realized sales price in the first quarter of 2011 was $7.18 per Mcfe compared with $7.31 per Mcfe in the first quarter of 2010. The Company’s commodity hedging program increased first quarter 2011 natural gas and oil revenues by net $22.5 million, or $0.97 per Mcfe of production.

Discretionary cash flow (a non-GAAP measure, see “Discretionary Cash Flow Reconciliation” below) in the first quarter of 2011 was $104.7 million, or $2.24 per diluted common share. Discretionary cash flow was down slightly compared with $2.30 per diluted common share in the first quarter of 2010 and down 7% sequentially compared with $2.41 per diluted common share in the fourth quarter of 2010. Year-over-year, the first quarter of 2011 had higher production offset by a lower realized prices and increased cash operating costs.

Net income in the first quarter of 2011 was $15.2 million, or $0.33 per diluted common share, compared with $24.0 million, or $0.53 per diluted common share, in the first quarter of 2010. The lower net income was primarily due to a larger derivative loss and increased depreciation, depletion and amortization expenses in the 2011 period. Adjusted net income for the first quarter of 2011 (a non-GAAP measure, see “Adjusted Net Income Reconciliation” below) was $19.1 million, or $0.41 per diluted common share, compared with $23.8 million, or $0.52 per diluted common share, in the first quarter of 2010. Adjusted net income removes the effect of non-recurring charges such as unrealized derivative gains and losses, impairment expenses, property sales and one-time items. There was zero dry hole expense in the first quarter of 2011.

DEBT AND LIQUIDITY

The Company had no amounts drawn on its revolving credit facility at March 31, 2011. The $800.0 million borrowing base was reaffirmed in March 2011 based on year-end reserves and hedge positions. The Company had total commitments of $700.0 million and, after deducting an outstanding letter of credit for $26.0 million, the Company had $674.0 million of borrowing capacity at March 31, 2011. The Company expects to draw from its revolving credit facility during 2011, as planned capital expenditures are expected to exceed cash flows from operations. The Company also had $172.5 million in 5% convertible senior notes and $250.0 million in 9.875% senior notes outstanding at March 31, 2011.

OPERATIONS

Production, Wells Spud and Capital Expenditures

The following table lists production, wells spud and total capital expenditures by basin for the three months ended March 31, 2011:

	Three Months ended March 31, 2011
	Average Net	Wells	Capital
	Production	Spud	Expenditures
Basin	(MMcfe/d)	(gross)	(millions)
Piceance	133	20	$45.7
Uinta	71	28	65.8
Powder River (CBM)	37	2	3.1
Wind River	15	0	0.9
Other	2	4	9.3

Total	258	54	$124.8

Capital expenditures totaled $124.8 million for the first quarter of 2011. For the full year 2011, capital expenditures are expected to range between $625 and $645 million, excluding acquisitions.

Operating and Drilling Update

The Company anticipates drilling approximately 290 gross development wells in 2011, including approximately 30 coal bed methane (CBM) wells. The Company currently has six active drilling rigs with two at West Tavaputs, two at Gibson Gulch and two at Blacktail Ridge-Lake Canyon. The Company’s development program is focused on growth in production and reserves as well as driving operating efficiencies at West Tavaputs.

Uinta Basin, Utah

West Tavaputs – Current net production is approximately 90 million cubic feet equivalent per day (“MMcfe/d”), up 58% from the year-end 2010 exit rate of 57 MMcfe/d, as the Company seeks to drive sizable growth from the program. The Company has drilled 34 and completed 23 wells since re-starting activity under the Record of Decision and plans an approximate 100-well program in the area for 2011. West Tavaputs is the Company’s largest development asset based on its current reserve base of 345 Bcfe proved and 1.3 Tcfe proved, probable and possible reserves (see “Reserve Disclosure” below), providing a multi-year, high growth program for the Company.

At March 31, 2011, the Company had an approximate 96% working interest in production from 201 gross wells in its West Tavaputs shallow and deep programs. The West Tavaputs program’s primary development targets include the shallow Mesaverde and Wasatch zones. Upside potential is also recognized in the shallow Green River oil zones, and deeper formations including the Mancos.

Blacktail Ridge-Lake Canyon – Current net production is approximately 2,450 barrels of oil equivalent per day (“Boe/d”). The Company recently added a second rig in the area, which it hopes to retain for the full year 2011 depending on receipt of an adequate number of drilling permits. The Blacktail Ridge-Lake Canyon area offers upside potential through horizontal drilling, increased density and field extension.

In April 2011, the Company spud its first horizontal well in the area as part of its effort to test certain horizons that may be conducive to horizontal drilling. The first horizontal oil test was drilled in the Uteland Butte zone at approximately 4,720 feet depth with a 3,131 foot lateral to be completed with 15 fracture stimulation stages.

At March 31, 2011, the Company had an approximate 63% working interest in production from 52 gross wells. The working interests in this area range from 19% to 100%.

Hornfrog – At the Hornfrog natural gas prospect located southeast of West Tavaputs, the Company continues to produce from two wells completed in September of 2010. The Company intends to drill four wells in the area in 2011 as part of a drill-to-earn program for a 55% working interest in up to 30,700 gross acres, although timing is affected by a dispute between the Company’s farmout partner and third parties.

Piceance Basin, Colorado

Gibson Gulch – Current net production is approximately 137 MMcfe/d. The Company plans to operate two rigs in the area through 2011 with an approximate 100 well program. The Company continues to benefit from its election to process the majority of its Gibson Gulch natural gas production, which exposes the Company to natural gas liquids pricing. The incremental benefit to production revenues related to natural gas liquids was $1.11 per Mcfe to the Company-wide realized price in the first quarter of 2011. Gibson Gulch operations offer strong margins due to low operating costs and the currently higher revenues related to liquids. The program continues to be a key, lower risk development area for the Company.

At March 31, 2011, the Company had an approximate 98% working interest in production from 732 gross wells in its Gibson Gulch program.

Cottonwood Gulch – In June 2009, the Company acquired a 90% working interest in 40,300 gross undeveloped acres in Cottonwood Gulch. The leases were challenged in Federal District Court by environmental groups. Resolution of the case is currently pending with a District Court judge. The Company is working with stakeholders to pursue this opportunity pending resolution.

Powder River Basin, Wyoming

Coal Bed Methane (CBM) – Current CBM net production is approximately 36 MMcf/d and, in 2011, the Company plans to participate in drilling a minimal program in the area of approximately 30 wells. Development of this area requires production of water in order to draw down the formation pressure, which allows the natural gas to detach from the coal and flow into the wellbore, which can take up to three years or, in some cases, longer.

At March 31, 2011, the Company had an approximate 76% working interest in production from 751 gross CBM wells.

Wind River Basin, Wyoming

McRae Gap - The Company has identified approximately 103,000 net undeveloped acres within its acreage position in the area that it considers prospective for Niobrara shale oil. In the fourth quarter of 2010, the Company drilled a horizontal exploration well into the lower bench of the Niobrara Shale at approximately 8,200 feet depth with an approximate 3,200 foot lateral. Completion of this well is expected in August 2011, which was delayed due to wildlife stipulations that will be in effect through July.

Paradox Basin, Colorado

Yellow Jacket and Green Jacket – At the Yellow Jacket shale gas prospect (100% working interest), the Company continues to produce from three wells. The Company currently is seeking a partner prior to re-starting exploration drilling in the area. The Yellow Jacket and Green Jacket prospects include approximately 463,000 gross acres and 363,000 net undeveloped acres.

ADDITIONAL FINANCIAL INFORMATION

Guidance

As previously announced, the Company’s 2011 guidance (please reference “Forward-Looking Statements” below) is as follows:

•	Capital expenditures of $625 to $645 million before acquisitions.

•	Oil and natural gas production of 106 to 110 Bcfe, up 10% to 14% from 2010.

•	Lease operating costs per Mcfe of $0.56 to $0.60.

•	Gathering, transportation and processing costs per Mcfe of $0.89 to $0.93.

•	General and administrative expenses before non-cash stock-based compensation between $45 and $47 million.

Commodity Hedges Update

It is the Company’s strategy to hedge a portion of its production to reduce the risks associated with unpredictable future commodity prices and to provide predictability for a portion of cash flows in order to support the Company’s capital expenditure program.

For April through December 2011 and for 2012, the Company has hedges in place as outlined in the table below. Swap and collar hedge positions are tied to regional sales points and include:

•	For April through December 2011, approximately 53.1 Bcfe at a weighted average blended floor price of $7.43 per Mcfe.

•	For 2012, approximately 40.0 Bcfe at a weighted average blended floor price of $7.28 per Mcfe.

As of April 29, 2011:

SWAPS & COLLARS
Period	Natural Gas / NGLs		Oil		EQUIVALENT
	Volume	Price	Volume	Price	Volume	Price
	MMBtu/d	$MMBtu	Bbl/d	$/Bbl	MMcfe	$/Mcfe
2Q11	187,013	$6.23	2,900	$92.93	17,054	$7.65
3Q11	203,103	$6.06	2,900	$92.93	18,588	$7.43
4Q11	190,060	$5.81	2,900	$92.93	17,497	$7.23
1Q12	128,131	$5.13	2,400	$103.66	11,910	$6.93
2Q12	103,131	$5.23	2,400	$103.66	9,842	$7.29
3Q12	103,069	$5.23	2,400	$103.66	9,945	$7.28
4Q12	83,178	$5.41	2,400	$103.66	8,282	$7.76

In addition, the Company has natural gas basis only hedges in place for 2011 for 20,000 MMBtu/d at a basis differential price between CIG Rocky Mountains and Henry Hub of ($1.72) per MMBtu and for 2012 of 20,000 MMBtu/d at a basis differential price of ($1.22) per MMBtu. These hedges are not in the money.

FIRST QUARTER 2011 WEBCAST AND CONFERENCE CALL

As previously announced, a webcast and conference call will be held later this morning to discuss first quarter 2011 results. Please join Bill Barrett Corporation executive management at 12:00 p.m. EDT/10:00 a.m. MDT for the live webcast, accessed at www.billbarrettcorp.com, or join by telephone by calling 866-510-0711 (617-597-5379 international callers) with passcode 97400330. The webcast will remain available on the Company’s website for approximately 30 days, and a replay of the call will be available through May 6, 2011 at call-in number 888-286-8010 (617-801-6888 international) with passcode 64007663. The Company also has tentatively scheduled its remaining 2011 earnings conference calls for August 4 and November 3, each at noon Eastern time/10:00 a.m. Mountain time.

UPCOMING EVENTS

Updated investor presentations will be posted to the homepage of the Company’s website at www.billbarrettcorp.com for each event below. Please check the website at 5:00 Mountain time on the business day prior to the investor event for the most recent presentation:

Annual Meeting of Stockholders

The 2011 Annual Meeting of Stockholders of Bill Barrett Corporation will be held on May 12, 2011 at 9:30 a.m. MDT. A Company presentation and question and answer period will immediately follow the meeting. The meeting, presentation and question and answer period will be webcast and may be accessed live and for replay on the Company’s website at www.billbarrettcorp.com.

Investor Conference

Chief Operating Officer Scot Woodall will participate in the Macquarie Global Small/Mid-Cap Conference to be held May 25 and 26, 2011. The event is not webcast.

DISCLOSURE STATEMENTS

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing “2011 Guidance,” which contains projections for certain 2011 operational and financial results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010 filed with the SEC and other filings including our Current Reports on Form 8-K for a list of certain risk factors.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, market conditions, oil and gas price volatility, exploration drilling and testing results, the ability to receive drilling and other permits, regulatory approvals, governmental laws and regulations and changes in enforcement of those laws and regulations, new laws and regulations, risks related to and costs of hedging activities including counterparty viability, surface access and costs, availability of third party gathering, transportation and processing, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet capital obligations when requested, availability and costs of financing to fund the Company’s operations, uncertainties inherent in oil and gas production operations and estimating reserves, the speculative actual recovery of estimated potential volumes, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, title to properties, litigation, environmental liabilities, and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

Reserve Disclosure

The SEC, under its recently revised guidelines, permits oil and gas companies to disclose probable and possible reserves in their filings with the SEC. The Company does not plan to include probable and possible reserve estimates in its filings with the SEC.

The Company has provided internally generated estimates for probable and possible reserves in this release. The estimates conform to SEC guidelines. They are not prepared or reviewed by third party engineers. Our probable and possible reserve estimates are determined using strip pricing which we use internally for planning and budgeting purposes. The Company's estimate of probable and possible reserves is provided in this release because management believes it is useful, additional information that is widely used by the investment community in the valuation, comparison and analysis of companies. U.S. investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2010, available on the Company's website at www.billbarrettcorp.com or from the corporate offices at 1099 18th Street, Suite 2300, Denver, CO 80202. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or at www.sec.gov.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

BILL BARRETT CORPORATION

Selected Operating Highlights

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Production Data:
Natural gas (MMcf)	21,434	20,629
Oil (MBbls)	297	184
Combined volumes (MMcfe)	23,216	21,733
Daily combined volumes (Mmcfe/d)	258	241

Average Prices (before the effects of realized hedges):
Natural gas (per Mcf)	$5.61	$6.31
Oil (per Bbl)	81.18	68.23
Combined (per Mcfe)	6.21	6.56

Average Realized Prices (after the effects of realized hedges):
Natural gas (per Mcf)	$6.69	$7.08
Oil (per Bbl)	78.44	70.04
Combined (per Mcfe)	7.18	7.31

Average Costs (per Mcfe):
Lease operating expense	$0.57	$0.57
Gathering, transportation and processing expense	0.83	0.73
Production tax expense (1)	0.37	0.38
Depreciation, depletion and amortization	2.82	2.60
General and administrative expense, excluding non-cash stock-based compensation (2)	0.56	0.45

(1)	Production tax expense for the 2010 period includes a one-time benefit to reduce and re-estimate prior periods as a result of amended returns filed with the States of Utah and Colorado regarding the calculation of severance taxes. Exclusive of the one-time benefits, the production tax expense per Mcfe for 2010 would have been $0.48.
(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company's peers that may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
(in thousands, except per share amounts)
Operating and Other Revenues:
Oil and gas production (1)	$172,197	$163,649
Commodity derivative loss (1)	(11,112)	(5,664)
Other	238	(175)

Total operating and other revenues	161,323	157,810

Operating Expenses:
Lease operating	13,299	12,441
Gathering, transportation and processing	19,336	15,970
Production tax (2)	8,566	8,289
Exploration	1,351	301
Impairment, dry hole costs and abandonment	283	2,879
Depreciation, depletion and amortization	65,394	56,534
General and administrative (3)	13,067	9,802
Non-cash stock-based compensation (3)	4,629	3,974

Total operating expenses	125,925	110,190

Operating Income	35,398	47,620

Other Income and Expense:
Interest and other income	63	20
Interest expense	(12,042)	(10,123)

Total other income and expense	(11,979)	(10,103)

Income before Income Taxes	23,419	37,517
Provision for Income Taxes	8,204	13,540

Net Income	$15,215	$23,977

Net Income Per Common Share
Basic	$0.33	$0.53
Diluted	$0.33	$0.53

Weighted Average Common Shares Outstanding
Basic	46,093	44,910
Diluted	46,767	45,408

(1)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended March 31,
	2011	2010
Included in oil and gas production revenue:
Realized gain on cash flow hedges	$27,922	$21,008

Included in commodity derivative loss:
Realized loss on derivatives not designated as cash flow hedges	$(5,404)	$(4,763)
Unrealized ineffectiveness gain recognized on derivatives designated as cash flow hedges	163	393
Unrealized loss on derivatives not designated as cash flow hedges	(5,871)	(1,294)

Total commodity derivative loss	$(11,112)	$(5,664)

(2)	Production tax expense for the 2010 period includes a one-time benefit to reduce and re-estimate prior periods as a result of amended returns filed with the States of Utah and Colorado regarding the calculation of severance taxes.
(3)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company's peers that may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

	As of	As of
	March 31, 2011	December 31, 2010
(in thousands)
Assets:
Cash and cash equivalents	$41,210	$58,690
Other current assets (1)	116,467	148,958
Property and equipment, net	1,871,349	1,811,819
Other noncurrent assets	18,969	19,033

Total assets	$2,047,995	$2,038,500

Liabilities and Stockholders’ Equity:
Current liabilities (1)	$166,719	$165,957
Notes payable under bank credit facility	—	—
Senior notes	240,113	239,766
Convertible senior notes	166,131	164,633
Other long-term liabilities (1)	336,086	327,182
Stockholders’ equity	1,138,946	1,140,962

Total liabilities and stockholders’ equity	$2,047,995	$2,038,500

(1)	At March 31, 2011, the estimated fair value of all of our commodity derivative instruments was a net asset of $13.3 million, comprised of: $32.7 million current assets; $12.0 million current liabilities; and $7.4 million non-current liabilities. This amount will fluctuate quarterly based on estimated future commodity prices and the current hedge position.

BILL BARRETT CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2011	2010
(in thousands)
Operating Activities:
Net income	$15,215	$23,977
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	65,394	56,534
Impairment, dry hole costs and abandonment expenses	283	2,879
Unrealized derivative loss	5,708	901
Deferred income taxes	8,204	12,191
Stock compensation and other non-cash charges	5,091	4,255
Amortization of debt discounts and deferred financing costs	3,169	2,608
Loss on sale of properties	279	935

Change in assets and liabilities:
Accounts receivable	(3,699)	(1,327)
Prepayments and other assets	3,929	(2,446)
Accounts payable, accrued and other liabilities	(16,324)	(15,192)
Amounts payable to oil & gas property owners	(904)	738
Production taxes payable	1,366	2,923

Net cash provided by operating activities	$87,711	$88,976

Investing Activities:
Additions to oil and gas properties, including acquisitions	(105,172)	(91,145)
Additions of furniture, equipment and other	(720)	(709)
Proceeds from sale of properties and other investing activities	(344)	3,105

Net cash used in investing activities	$(106,236)	$(88,749)

Financing Activities:
Proceeds from credit facility	—	20,000
Principal payments on credit facility	—	(10,000)
Deferred financing costs and other	(3,308)	(14,872)
Proceeds from stock option exercises	4,353	1,494

Net cash provided by (used in) financing activities	$1,045	$(3,378)

Decrease in Cash and Cash Equivalents	(17,480)	(3,151)
Beginning Cash and Cash Equivalents	58,690	54,405

Ending Cash and Cash Equivalents	$41,210	$51,254

BILL BARRETT CORPORATION

Reconciliation of Discretionary Cash Flow & Adjusted Net Income

(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended
	March 31,
	2011	2010
(in thousands, except per share amounts)
Net Income	$15,215	$23,977
Adjustments to reconcile to discretionary cash flow:
Depreciation, depletion and amortization	65,394	56,534
Impairment, dry hole and abandonment expenses	283	2,879
Exploration expense	1,351	301
Unrealized derivative loss	5,708	901
Deferred income taxes	8,204	12,191
Stock compensation and other non-cash charges	5,091	4,255
Amortization of debt discounts and deferred financing costs	3,169	2,608
Loss on sale of properties	279	935

Discretionary Cash Flow	$104,694	$104,581

Per share, diluted	$2.24	$2.30
Per Mcfe	$4.51	$4.81

Adjusted Net Income Reconciliation

	Three Months Ended
	March 31,
	2011	2010
(in thousands except per share amounts)
Net Income	$15,215	$23,977
Adjustments to net income:
Unrealized derivative loss	5,708	901
Loss on sale of properties	279	935
One time items:
Production tax expense	—	(2,184)

Subtotal Adjustments	5,987	(348)
Effective tax rate	35%	36%

Tax effected adjustments	3,892	(222)

Adjusted Net Income	$19,107	$23,755

Per share, diluted	$0.41	$0.52
Per Mcfe	$0.82	$1.09

The non-GAAP (Generally Accepted Accounting Principles in the United States of America) measures of discretionary cash flow and adjusted net income are presented because management believes that they provide useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income for unusual items to allow for a more consistent comparison from period to period. In addition, these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. Because discretionary cash flow and adjusted net income exclude some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the amounts presented may not be comparable to similarly titled measures of other companies.